Exhibit 4.45

James Hardie Industries SE Europa House 2nd Floor, Harcourt Centre Harcourt Street, Dublin 2, Ireland T: +353 (0) 1 411 6924 F: +353 (0) 1 497 1128

March 2012

The State of New South Wales c/- The Cabinet Office Level 39, Governor Macquarie Tower 1 Farrer Place Sydney NSW 2000 Attention: Deputy Director – General (Legal)	Asbestos Injuries Compensation Fund Limited Suite 1, Level 7 233 Castlereagh Street Sydney NSW 2000 Attention: The Chief Executive Officer

Copy to:

NSW Department of Premier & Cabinet Level 39, Governor Macquarie Tower 1 Farrer Place Sydney NSW 2000 Attention: Mr Paul Miller	Lifetime Care and Support Authority Level 24 580 George Street Sydney NSW 2000 Attention: Chief Executive Officer, Mr David Bowen

Strictly Private & Confidential

Dear Sirs

AFFA Advance Payment

We refer to the Amended and Restated Final Funding Agreement dated 21 November 2006 (the “AFFA”) between James Hardie Industries SE (“JHISE”) (formerly known as James Hardie Industries N.V), James Hardie 117 Pty Limited (“JH117”), Asbestos Injuries Compensation Fund Limited (“AICF”) and the State of New South Wales (as amended from time to time).

JH117 proposes to pay in advance part of the Annual Payment it is required to contribute to the AICF in respect of the Payment Date of 1 July 2012 on the basis set out in this letter.

JH117 will pay US$138,677,000 to the AICF on 2 April 2012 (the “2013 Advance Payment”) as a prepayment under clause 9.7(a)(ii) of the AFFA provided, and on the basis, that the parties to the AFFA agree that:

(a)	this letter constitutes sufficient notice of the 2013 Advance Payment in lieu of the 10 Business Days’ notice required by clause 9.7(a) of the AFFA; and

(b)	clause 9.14 of the AFFA does not apply in relation to the 2013 Advance Payment, but rather the provisions of this letter are to apply in lieu of clause 9.14; and

James Hardie Industries SE is a limited liability company incorporated in Ireland with its registered office at

Europa House, Harcourt Centre, Harcourt Street, Dublin 2, Ireland.

Directors: Michael Hammes (Chairman), Brian Anderson (USA), David Dilger, David Harrison (USA),

Alison Littley (UK), James Osborne, Donald McGauchie (Australia), Rudy van deer Meer (Netherlands).

Chief Executive Officer: Louis Gries

Company number: 485719

(c)	the 2013 Advance Payment will be converted to Australian dollars at the spot Australian dollar / US dollar exchange rate (for purchasing AUD) shown on the Bloomberg AUD/USD currency Bid-Quote page as at 10.00am (Sydney time) on 26 March 2012.

In relation to the 2013 Advance Payment:

(i)	the amount of the 2013 Advance Payment shall be included in the net assets of the AICF for the purposes of calculating an Annual Contribution Amount if the Valuation Ratio as at the last day of the Financial Year ending 31 March 2013 and each subsequent year is less than 2.75;

(ii)	the 2013 Advance Payment is not refundable and cannot cause the amount calculated under clause 9.3(a) of the AFFA to be negative;

(iii)	the 2013 Advance Payment will be included in the calculation of the Free Cash Flow in the Financial Year ending 31 March 2013 and the Free Cash Flow in each subsequent year shall be calculated on the basis that the 2013 Advance Payment was made on 2 April 2012, but only if it is made on that date;

(iv)

for the purposes of calculating the Free Cash Flow Amount in respect of the Payment Date of 1 July 2012, the Free Cash Flow will be equal to the Free Cash Flow for the Financial Year ended 31 March 2012 pursuant to clause 9.5 of the AFFA less US$396,220,000[1] and adding that part of the 2013 Advance Payment classified as “restricted cash” in the cash flow statement of the JHISE Group for the Financial Year ended 31 March 2012;

(v)	for the purposes of Schedule 3, the Annual Contribution Amount for the Financial Year ending 31 March 2012 and the Annual Contribution Amount in each subsequent year shall be calculated on the basis that the 2013 Advance Payment was made on 2 April 2012, but only if it is made on that date; and

(vi)	in calculating the Valuation Ratio referred to in paragraph (a) of the definition of ED in clause 7.8(f) of the AFFA, the 2013 Advance Payment cannot render ED equal to nil.

The attachment to this letter illustrates the intended effect on the Annual Payment in respect of the Payment Date of 1 July 2012 of the calculation in paragraph (iv) above including the exchange rate to be used in making the relevant calculation.

Please also confirm your acknowledgment and agreement of the above matters by signing and returning the attached copies of this letter to JHISE. The parties to the AFFA acknowledge that except as amended by this letter, the terms of the AFFA remain in full force and effect.

Clauses 1 (Definitions and Interpretation), 26 (Governing law and Jurisdiction) and 27 (Counterparts) of the AFFA apply to this letter as if those provisions were set out in full in this letter.

Executed as a deed

Signed, sealed and delivered by James Hardie Industries SE

/s/ James Osborne	/s/ Marcin Firek
Name: James Osborne	Name: MARCIN FIREK
Title: Director	Title: SECRETARY
DUBLIN, IRELAND

[1]	The 2013 Advance Payment is 35% of this amount, 35% being the applicable percentage determined in accordance with clause 9.6 of the AFFA.
DUBLIN, IRELAND

Signed, sealed and delivered by James Hardie 117 Pty Limited

/s/ Marcin Firek	/s/ G. M. Jarvi
Name: MARCIN FIREK	Name: GUY JARVI
Title: COMPANY SECRETARY	Title: DIRECTOR

Accepted and Agreed:

Signed, sealed and delivered by The Honourable Gregory Eugene Smith MP, Attorney-General of New South Wales,

for The State of New South Wales

    /s/ Gregory Smith

Signed, sealed and delivered by Asbestos Injuries Compensation Fund Limited in its capacity as trustee for the Charitable Fund

/s/ Dennis Loduwick	/s/ Glenn Revell
Name: DENNIS LODUWICK	Name: GLENN REVELL
Title: Director	Title: Company Secretary